MORTGAGE NOTES PROCEEDS THIRD-PARTY ACCOUNT AGREEMENT

            This MORTGAGE NOTES PROCEEDS THIRD-PARTY ACCOUNT AGREEMENT (this "Agreement") is dated as of November 14, 1997 and entered into by and among LAS VEGAS SANDS, INC., A Nevada corporation ("LVSI"), VENETIAN CASINO RESORT, LLC, a Nevada limited liability company ("VCR", and jointly and severally with LVSI, "Pledgor"), THE BANK OF NOVA SCOTIA, a Canadian chartered bank through its New York agency, as Disbursement Agent under the Disbursement Agreement (in such capacity herein called "Secured Party") and GOLDMAN, SACHS & CO., a Broker-Dealer ("Securities Intermediary").

                             PRELIMINARY STATEMENTS

      A. The Project. LVSI, VCR and Grand Canal Shops Mall Construction, LLC, a Delaware limited liability company ("GCCLLC"), propose to develop, construct and operate the Venetian Casino Resort, a large scale Venetian-themed hotel, casino, retail, meeting and entertainment complex, with related heating, ventilation and air conditioning and power station facilities, as part of the redevelopment of the site of the former Las Vegas Sands Hotel and Casino.

      B. Bank Credit Agreement. Concurrently herewith, LVSI, VCR, the Bank Agent and the Bank Lenders have entered into the Bank Credit Agreement pursuant to which the Bank Lenders have agreed, subject to the terms thereof, to provide certain loans to LVSI and VCR, jointly and severally, in an aggregate amount and for purposes specified therein.

      C. Interim Mall Credit Agreement. Concurrently herewith, LVSI, VCR, GCCLLC, and the Interim Mall Lender have entered into the Interim Mall Credit Agreement pursuant to which the Interim Mall Lender has agreed to provide loans to LVSI, VCR and GCCLLC, jointly and severally, in an aggregate amount and for purposes specified therein.

      D. Mortgage Notes Indenture. Concurrently herewith, LVSI, VCR, certain guarantors named therein, and the Mortgage Notes Indenture Trustee have entered into the Mortgage Notes Indenture pursuant to which LVSI and VCR will issue Mortgage Notes in an aggregate principal amount and for purposes specified therein.

      E. Subordinated Notes Indenture. Concurrently herewith, LVSI, VCR, certain guarantors named therein, and the Subordinated Notes Indenture Trustee, have entered into the Subordinated Notes Indenture pursuant to which LVSI and VCR will issue Subordinated Notes in an aggregate principal amount and for purposes specified therein.

      F. Funding Agents' Disbursement and Administration Agreement. Concurrently herewith, Pledgor, GCCLLC, the Bank Agent (acting on behalf of itself and the Bank Lenders), the Interim Mall Lender, the Mortgage Notes Indenture Trustee (acting on behalf of itself and the Mortgage Note Holders), the HVAC Provider and The Bank of Nova Scotia, New York Agency, as "Disbursement Agent" have entered into that certain Funding Agents' Disbursement and Administration Agreement ("Disbursement Agreement") for the purpose of setting forth, among other things, (a) the mechanics for and allocation of the

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Company's requests for Advances under the Facilities and from the Company's
Funds Account, (b) the conditions precedent to the initial Advance and conditions precedent to subsequent Advances, (c) certain common representations, warranties and covenants of the Company in favor of the Funding Agents, (d) the establishment of the Collateral Accounts, (e) the pledge and management of the Collateral Accounts, and (f) the common events of default and remedies.

      G. Condition. It is a condition precedent to the purchase of the Mortgage Notes by the Mortgage Note Holders that Pledgor shall have established the Mortgage Note Proceeds Account, granted control to the Disbursement Agent (as Secured Party) of such account, and undertaken the obligations contemplated by this Agreement.

            NOW, THEREFORE, in consideration of the premises and in order to induce the Mortgage Note Holders to purchase the Mortgage Notes under the Mortgage Notes Indenture and for other good consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor, Securities Intermediary and Secured Party hereby agree as follows:

            SECTION 1. Definitions.

            (a) Specific Definitions. The following terms used in this Agreement shall have the following meanings:

            "Broker-Dealer" means a person registered as a broker or dealer under the Securities Exchange Act of 1934, as amended.

            "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Nevada or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close, or a day on which the New York Stock Exchange is closed.

            "Code" shall mean the Uniform Commercial Code as in effect in New York.

            "Collateral" means (i) the Mortgage Notes Proceeds Account, (ii) all amounts held from time to time in the Mortgage Notes Proceeds Account, (iii) all Investments, including all Financial Assets, security entitlements, securities (whether certificated or uncertificated), instruments, accounts, general intangibles and deposits representing or evidencing any Investments, (iv) all interest, dividends, cash, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral, and (v) to the extent not covered by clauses (i) through (iv) above, all proceeds of any or all of the foregoing Collateral.

            "Collateral Accounts" means the Mortgage Notes Proceeds Account and any other accounts in which Investments may be held or registered.

            "Investments" means any Financial Assets credited to the Mortgage Notes Proceeds Account, and any other property acquired by Securities Intermediary as securities


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intermediary hereunder in exchange for, with proceeds from or distributions on, or otherwise in respect of any Investments.

            "Mortgage Notes Proceeds Account" means the restricted securities account established and maintained with Securities Intermediary pursuant to
Section 2(a).

            "Overnight Investments" means Investments of the kind described in subdivision (a)(v), (b) or (c) of the definition of "Permitted Investments."

            "Permitted Investments" means (a) (i) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations fully guaranteed by the United States of America, (ii) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any other agency or instrumentality of the United States, (iii) interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least "A" or the equivalent by any Rating Agency or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security in clause (i) or (ii) of this definition, of a market value of no less than the amount of monies so invested,
(iv) commercial paper rated (on the date of acquisition thereof) at least "A-1" or "P-1" or the equivalent by any Rating Agency issued by any Person, (v) repurchase obligations for underlying securities of the types described in clause (i) or (ii) above, entered into with any commercial bank or any other financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least "A" or "A2" or the equivalent by any Rating Agency in connection with which such underlying securities are held in trust or by a third-party custodian, (vi) guaranteed investment contracts of any financial institution which has a long-term debt rated (on the date of acquisition thereof) at least "A" or "A2" or the equivalent by any Rating Agency, (vii) obligations (including both taxable and nontaxable municipal securities) issued or guaranteed by, and any other obligations the interest on which is excluded from income for Federal income tax purposes issued by, any state of the United States of America or the District of Columbia or the Commonwealth of Puerto Rico or any political subdivision, agency, authority or instrumentality thereof, which issuer or guarantor has (A) a short-term debt rated (on the date of acquisition thereof) at least "A-1" or "P-1" or the equivalent by any Rating Agency and (B) a long-term debt rated (on the date of acquisition thereof) at least "A" or "A2" or the equivalent by any Rating Agency, (viii) investment contracts of any financial institution either (A) fully secured by (1) direct obligations of the United States, (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States or (3) securities or receipts evidencing ownership interest in obligations or specified portions thereof described in clause (1) or (2), in each case guaranteed as full faith and credit obligations of the United States of America, having a market value at least equal to 102% of the amount deposited thereunder, or (B) with long-term debt rated (on the date of acquisition thereof) at least "A" or "A2" or the equivalent by any Rating Agency and short-term debt rated at least "A-1" or "P-1" or the equivalent by any Rating Agency, (ix) a contract or investment agreement with a provider or guarantor (A) which provider or guarantor is rated at least "A" or "A2" or the equivalent by any Rating Agency (provided


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that if a guarantor is party to the rating, the guaranty must be unconditional and must be confirmed in writing prior to any assignment by the provider to another subsidiary of such guarantor,) (B) providing that monies invested shall be payable without condition (other than notice) and without brokerage fee or other penalty, upon not more than two Business Days' notice for application when and as required or permitted under the Collateral Documents, and (C) stating that such contract or agreement is unconditional, expressly disclaiming any right of setoff and providing for immediate termination in the event of insolvency of the provider and termination upon demand of the Disbursement Agent if prior to Completion (which demand shall only be made at the direction of the Pledgor) after payment or other covenant default by the provider, or (x) any debt instruments of any Person which instruments are rated (on the date of acquisition thereof) at least "A," "A2," "A-1" or "P-1" or the equivalent by any Rating Agency; provided that in each case of clauses (i) through (x), such investments are denominated in United States dollars and maturing not more than 13 months from the date of acquisition thereof; (b) investments in any money market fund which is rated (on the date of acquisition thereof) at least "A" or "A2" or the equivalent by any Rating Agency; (c) investments in mutual funds sponsored by any securities broker-dealer of recognized national standing having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing clauses and having a rating of at least "A" or "A2" or the equivalent by any Rating Agency or (d) investments in both taxable and nontaxable (i) periodic auction reset securities ("PARS") which have final maturities between one and 30 years from the date of issuance and are repriced through a dutch auction or other similar method every 35 days or (ii) auction preferred shares ("APS") which are senior securities of leveraged closed end municipal bond funds and are repriced pursuant to a variety of rate reset periods, in each case having rating of at least "A" or "A2" or the equivalent by any Rating Agency.

            "Suspension Period" means the period (i) beginning promptly after receipt by Securities Intermediary of written notice from Secured Party, substantially in the form of the Prohibition Notice attached to this Agreement as Attachment 1, suspending Pledgor's right to direct the investment of funds held for the credit of the Collateral Accounts, and (ii) ending promptly after receipt by Securities Intermediary of written notice from Secured Party, substantially in the form of the Rescission of Prohibition Notice attached to this Agreement as Attachment 2, rescinding the preceding Prohibition Notice.

            (b) General Provisions. Capitalized terms used but not defined herein shall have the meaning given to such terms in Exhibit A. Unless otherwise defined herein or in Exhibit A, terms used in Articles 8 and 9 of the Code are used herein as therein defined. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. When a reference is made in this Agreement to an Appendix, Exhibit, Introduction, Recital, Section or Schedule, such reference shall be to an Appendix, an Exhibit, the Introduction, a Recital or a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or


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"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            SECTION 2. Establishment and Operation of Mortgage Notes Proceeds Account.

            (a) Establishment of Mortgage Notes Proceeds Account. Pledgor and Secured Party hereby authorize and direct Securities Intermediary to establish and maintain at its office at 85 Broad Street, New York, New York 10022, a securities account in the name of Secured Party and under the sole dominion and control of Secured Party, designated as "Bank of Nova Scotia Mortgage Notes Proceeds Account." Securities Intermediary hereby undertakes to treat Secured Party as the person entitled to exercise the rights that comprise any Financial Asset credited to the Mortgage Notes Proceeds Account. Secured Party and Pledgor agree that this account shall be the "Mortgage Notes Proceeds Account."

            (b) Operations of the Mortgage Notes Proceeds Account. The Mortgage Notes Proceeds Account shall be operated, and all Investments shall be acquired and registered or held (as applicable), in accordance with the terms of this Agreement.

            (c) Account Statements. Securities Intermediary shall send Secured Party and Pledgor written account statements with respect to the Mortgage Notes Proceeds Account not less frequently than monthly. Reports or confirmation of the execution of orders and statements of account shall be conclusive if not objected to in writing within 30 days after delivery pursuant to Section 12.

            SECTION 3. Mechanics of Deposits of Funds to the Mortgage Notes Proceeds Account.

            (a) Transfers to the Mortgage Notes Proceeds Account. All transfers of funds to the Mortgage Notes Proceeds Account shall be made by wire transfer (or, if applicable, intra-bank transfer) of immediately available funds addressed as follows:

                  The Chase Manhattan Bank, New York, New York
                  ABA No.:   021-0000-21
                  Reference: A/C Goldman, Sachs & Co.
                             A/C# 930-1-011483
                             FFC A/C: BANK OF NOVA SCOTIA MORTGAGE
                                      NOTES PROCEEDS ACCOUNT (VCR)
                                      A/C#: 010-20498-0

            (b) Notice of Transfers. In the event of any transfer of funds to the Mortgage Notes Proceeds Account pursuant to any provision of Section 3, Pledgor, Secured Party, as the case may be, shall promptly after initiating or sending out written instructions with respect to such transfer, give notice to the other such party by facsimile of the date and amount of such transfer.


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

            SECTION 4. Permitted Investments and Transfers of Amounts in the Mortgage Notes Proceeds Account.

            (a) Strict Compliance. Credit balances held by Securities Intermediary in the Collateral Accounts shall not be (i) invested or reinvested,
(ii) sold or redeemed, or (iii) transferred from the Collateral Accounts, in either case except as provided in this Section 4.

            (b) Pledgor's Right to Direct Investment. Except during any Suspension Period, Securities Intermediary shall, in accordance with Pledgor's written Entitlement Orders given to Securities Intermediary from time to time, sell or redeem Investments, and apply amounts transferred to or held for the credit of the Mortgage Notes Proceeds Account to make investments for credit to the Mortgage Notes Proceeds Account, in Securities Intermediary's name and as custodian under this Agreement, in Permitted Investments denominated and payable in United States dollars. During any Suspension Period, (i) Pledgor's right to direct such investments under this Section 4(b) shall be suspended, and Securities Intermediary shall not accept Entitlement Orders with respect to the Mortgage Notes Proceeds Account from any person other than Secured Party; and
(ii) any credit balances shall be invested and reinvested only as provided in
Section 4(c).

            (c) Overnight Investments. To the extent that, as of 12:00 noon, New York time on any Business Day, there are credit balances expected to remain after settlement of all pending transactions in any of the Collateral Accounts, unless otherwise instructed by Secured Party, Securities Intermediary shall apply the expected credit balances to acquire Overnight Investments. Any Overnight Investments shall be held for the credit of the Collateral Accounts from which the proceeds for acquisition was derived. If for any reason Securities Intermediary fails to invest credit balances in Overnight Investments as provided in this Section, Securities Intermediary shall credit the Mortgage Notes Proceeds Account with daily interest on the uninvested free credit balance in accordance with its usual practice.

            (d) Actions of Securities Intermediary on Purchase of Investments. Promptly upon the purchase, acquisition or transfer for credit of the Collateral Accounts of any Investment, Securities Intermediary shall take all steps that it customarily takes in the ordinary course of its business to ensure that such Investment is credited on its books to the Collateral Accounts. Without limiting the generality of the foregoing, Securities Intermediary shall promptly (i) send to Pledgor and Secured Party a written confirmation of the acquisition of such Investment, and (ii) indicate by book entry in its records that such Investment has been credited to, and is held for the credit of, the Mortgage Notes Proceeds Account. Securities Intermediary agrees with Pledgor and Secured Party that any credit balances or property credited to, or held for the credit of, the Collateral Accounts shall be treated as "Financial Assets" as that term is defined in Section 8-103(a)(9)(iii) of the Code.

            (e) Control Agreement. Anything contained herein to the contrary notwithstanding, Securities Intermediary shall, if and as directed in writing by Secured Party, without the consent of Pledgor, (i) comply with Entitlement Orders originated by Secured Party with respect to the Collateral Accounts and any Security Entitlements therein, (ii) transfer, sell or redeem any of the Collateral, (iii) transfer any or all of the Collateral to any


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account or accounts designated by Secured Party, including an account established in Secured Party's name (whether at Secured Party or Securities Intermediary or otherwise), (iv) register title to any Collateral in any name specified by Secured Party consistent with the policies or practices of the applicable depository, including the name of Secured Party or any of its nominees or agents, without reference to any interest of Pledgor, or (v) otherwise deal with the Collateral as directed by Secured Party. Nothing contained in this paragraph shall constitute a waiver of by Pledgor of any rights or remedies it may have against Secured Party under this Agreement or any other agreement.

            (f) Deposit of Proceeds. Any interest, cash dividends or other cash distributions received in respect of any Investments and the net proceeds of any sale or payment of any Investments shall be promptly credited to, and held for the credit of, the Mortgage Notes Proceeds Account. Any distribution of property other than cash in respect of any Investment shall be credited to, and held for the credit of, the Mortgage Notes Proceeds Account.

            SECTION 5. Acknowledgement of Security Interest in Favor of Secured Party; Covenant Against Creation of other Interests.

            (a) Acknowledgement of Security Interest. Securities Intermediary acknowledges the security interest granted by Pledgor in favor of Secured Party in the Collateral.

            (b) Acknowledgement of Securities Intermediary's Role. Securities Intermediary hereby further acknowledges that it holds the Collateral Accounts, and all Security Entitlements therein, as custodian for, for the benefit of, and subject to the control of, Secured Party. Securities Intermediary shall, by book entry or otherwise, indicate that the Collateral Accounts, and all Security Entitlements registered to or held therein, are subject to the control of Secured Party as provided in Section 4(e).

            (c) Securities Intermediary Has No Notice of Adverse Claims. Securities Intermediary represents and warrants that (i) it has no notice of any Adverse Claim against any of the Collateral other than the claim of Secured Party under this Agreement; and (ii) it is not party to any agreement other than this Agreement that governs its rights or duties, or limits or conflicts with the rights of Secured Party, including the exclusive right of Secured Party to control as provided in Section 4(e), with respect to the Collateral Accounts.

            (d) Securities Intermediary Shall Not Acknowledge Other Claims. Securities Intermediary agrees that, except as expressly provided in this Agreement (including Section 6(d)) or with the written consent of Secured Party, it shall not agree to or acknowledge (i) any right by any Person other than Secured Party to originate Entitlement Orders or control with respect to the Collateral Accounts; or (ii) any limitation on the right of Secured Party to originate Entitlement Orders with respect to or direct the transfer of any Investments or cash credited to the Collateral Accounts.


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            SECTION 6. Securities Intermediary Maintenance of the Collateral
Accounts.

            (a) Transactions Shall Comply With Rules. The parties acknowledge that all transactions in Financial Assets under this Agreement shall be in accordance with the rules and customs of the exchange, market or clearing organization, if any, in which the transactions are executed or settled and in conformity with applicable law and regulations of governmental authorities and future amendments or supplements thereto.

            (b) Fees and Charges of Securities Intermediary. Pledgor shall promptly pay Securities Intermediary, in accordance with Securities Intermediary's usual schedule of charges or any written agreement between Securities Intermediary and Pledgor, any fees or charges reasonably imposed by Securities Intermediary with respect to the establishment, maintenance or transactions in or affecting the Collateral Accounts.

            (c) Securities Intermediary Shall Not Permit Leverage of Investments. Securities Intermediary shall not execute any transaction to acquire Financial Assets under Section 4(b) unless (A) there are sufficient funds in the Collateral Accounts to settle such transactions or (B) it is reasonably anticipated that such funds may be generated through the liquidation of Financial Assets then in the Collateral Accounts, or to sell or redeem any Financial Asset which is not held, or reasonably expected to be acquired in pending transactions, for the credit of the Mortgage Notes Proceeds Account. Notwithstanding the foregoing sentence, in the event that Securities Intermediary executes a transaction without adequate funds to settle the transaction, Pledgor shall be liable to Securities Intermediary for any deficiency and shall promptly reimburse Securities Intermediary for any loss or expense incurred thereby, including losses sustained by reason of Securities Intermediary's inability to borrow any securities or other property sold for the Collateral Accounts. Pledgor agrees to pay interest charges which may be imposed by Securities Intermediary in accordance with its usual custom, with respect to late payments for securities or Financial Assets purchased for the Collateral Accounts and prepayments in the Collateral Accounts (i.e., the crediting of the proceeds of sale before the settlement date or receipt by Securities Intermediary of the items sold in good deliverable form). Pledgor agrees to pay promptly any amount which may become due in order to satisfy demands for additional margin or marks to market with respect to any security purchased or sold on instruction from Pledgor.

            (d) Risk of Investments and Transactions. It is not the intention of the parties that Securities Intermediary should bear any investment risk associated with Permitted Investments or Overnight Investments acquired for the credit of the Collateral Accounts in accordance with Section 4. Any losses or gains realized on such Investments shall be charged or credited to the Collateral Accounts, as appropriate. On committing to a transaction for the credit of the Collateral Accounts pursuant to an instruction permitted in accordance with Section 4, Securities Intermediary may, (i) pending settlement, block (A) the Investments to be sold or (B) credit balances sufficient to settle any acquisition, or investments the liquidation of which will yield funds sufficient to settle any acquisition and, (ii) at the time of settlement, deliver such Investments or funds in accordance with the rules, custom or practice of the particular market.


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            (e)   Use of Intermediaries and Nominees. Securities Intermediary is
authorized, subject to Secured Party's written instructions, to register any Financial Assets acquired by Securities Intermediary pursuant to this Agreement in the name of Securities Intermediary or in the name of its nominee, or to cause such securities to be registered in the name of a Federal reserve bank or a recognized securities intermediary or clearing corporation, or any nominee thereof. Securities Intermediary may at any time and from time to time appoint, and may at any time remove, any bank, trust company, clearing corporation, or Broker-Dealer as its agent to carry out such of the provisions of this Agreement. The appointment or use of any intermediary, or the appointment of any such agent, shall not relieve Securities Intermediary of any responsibility or liability under this Agreement.

            (f) Corporate Actions. Except as otherwise set forth herein, Pledgor and Secured Party agree that Securities Intermediary shall have no responsibility for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rate changes or similar matters relating to any Financial Assets credited to or held for the credit of the Collateral Accounts (except based on written instructions originated by Pledgor or Secured Party), or for informing Pledgor or Secured Party with respect thereto, whether or not Securities Intermediary has, or is deemed to have, knowledge of any of the aforesaid. Securities Intermediary is authorized to withdraw securities sold or otherwise disposed of, and to credit the Mortgage Notes Proceeds Account's account with the proceeds thereof or make such other disposition thereof as may be directed in accordance with this Agreement. Securities Intermediary is further authorized to collect all income and other payments which may become due on Financial Assets credited to the Collateral Accounts, to surrender for payment maturing obligations and those called for redemption and to exchange certificates in temporary form for like certificates in definitive form, or, if the par value of any shares is changed, to effect the exchange for new certificates. It is understood and agreed by Pledgor and Secured Party that, although Securities Intermediary will use reasonable efforts to effect the transactions set forth in the preceding sentence, Securities Intermediary shall incur no liability for its failure to effect the same unless its failure is the result of wilful misconduct.

            (g) Disclosure of Account Relationships. Pledgor and Secured Party acknowledge that Securities Intermediary may be required to disclose to securities issuers the name, address and securities positions with respect to Financial Assets credited to the Collateral Accounts, and hereby consent to such disclosures.

            (h) Forwarding of Documents. Securities Intermediary shall forward to Pledgor and, if requested, Secured Party, or notify Pledgor and, if requested, Secured Party by telephone of, all written communications received by Securities Intermediary as owner of any Financial Assets credited to the Collateral Accounts and which are intended to be transmitted to the beneficial owner thereof.

            (i) Direction of Secured Party Controls in Disputes. Pledgor, Securities Intermediary and Secured Party hereby agree that in the event any dispute arises with respect to the payment, ownership or right to possession of the Collateral Accounts or any other


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Collateral credited to or held therein, Securities Intermediary shall take such actions and shall refrain from taking such actions with respect thereto as may be directed by Secured Party.

            (j) No Setoff, etc. Securities Intermediary shall not exercise on its own behalf any claim, right of set-off, banker's lien, clearing lien, counterclaim or similar right against any of the Collateral; provided that Securities Intermediary may deduct, from any credit balances, any usual and ordinary transaction and administration fees payable in connection with the administration and operation of the Collateral Accounts. Except for claims for deductions permitted in the preceding sentence, Securities Intermediary agrees that any security interest it may have in the Collateral Accounts or any security entitlement carried therein shall be subordinate and junior to the interest of Secured Party.

            (k) Only Agreement. This Agreement shall govern the actions, rights and obligations of Securities Intermediary, and shall determine the governing law, with respect to the Collateral Accounts and the Collateral notwithstanding any term or condition in any agreement other than this Agreement as it may be amended, supplemented or otherwise modified in writing.

            (l) Care of Financial Assets. Securities Intermediary shall maintain possession or control of all Financial Assets credited to the Collateral Accounts by segregating such Financial Assets from its proprietary assets and keeping them free of any lien, charge or claim of any third party granted or created by Securities Intermediary. Securities Intermediary shall take such other steps to ensure that Financial Assets credited to the Collateral Accounts are identified as being held for customers of Securities Intermediary as may required under applicable law or in accordance with custom and practice in the industry.

            (m) Further Actions. Securities Intermediary shall take such further actions as Secured Party shall reasonably request as being necessary or desirable to maintain or achieve perfection or priority of Secured Party's security interest with respect to the Collateral and to permit Secured Party to exercise its rights with respect to the Collateral.

            SECTION 7. Limitations on Duties, and Exculpation and
Indemnification, of Securities Intermediary.

            (a) Limitation on Duty of Care; Exculpation. Securities Intermediary's duties hereunder are only those specifically provided herein, and Securities Intermediary shall incur no liability whatsoever for any actions or omissions hereunder except for any such liability arising out of or in connection with Securities Intermediary's gross negligence or wilful misconduct. Securities Intermediary has no obligation to ensure the sufficiency of this Agreement or the arrangements described hereunder to satisfy any objectives of Secured Party or Pledgor. Securities Intermediary shall have no duty to supervise or to provide investment counseling or advice to Pledgor or Secured Party with respect to the purchase, sale, retention or other disposition of any Financial Assets held hereunder. Except as specifically otherwise provided in this Agreement, Securities Intermediary shall not be


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responsible for enforcing compliance by the other parties to this Agreement with their respective duties and obligations to each other under this or any other Agreement.

            (b) Consultation with Counsel. Securities Intermediary may consult with, and obtain advice from, legal counsel as to the construction of any of the provisions of this Agreement, and shall incur no liability in acting in good faith in accordance with the reasonable advice and opinion of such counsel.

            (c) Reasonable Reliance. Securities Intermediary shall be fully protected and shall suffer no liability in acting in accordance with any written instructions reasonably believed by it to have been given (i) by Secured Party with respect to any aspect of the operation of the Collateral Accounts (including any such instructions relating to any investment or transfer of any amounts held therein), (ii) by Pledgor, to the extent provided in Section 4(b), with respect to the Collateral Accounts, or (iii) by Secured Party originally named herein until such time as Securities Intermediary receives notice of the substitution of Secured Party pursuant to Section 11.

            (d) Indemnification. Pledgor agrees to indemnify Securities Intermediary from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees and expenses) in any way relating to, growing out of or resulting from this Agreement or the performance of its obligations hereunder, except to the extent arising out of or in connection with Securities Intermediary's gross negligence or wilful misconduct.

            SECTION 8. Representations and Warranties By Securities Intermediary. Securities Intermediary hereby represents and warrants to Pledgor and Secured Party as follows:

            (a) Corporate Power. Securities Intermediary has all necessary corporate power and authority to enter into and perform this Agreement.

            (b) Execution Authorized. The execution, delivery and performance of this Agreement by Securities Intermediary have been duly authorized by all necessary corporate action on the part of Securities Intermediary.

            (c) Securities Intermediary. Securities Intermediary is a "securities intermediary" (as that term is defined in Section 8-102(a)(14) of the Code) and is acting in such capacity with respect to the Collateral Accounts. Securities Intermediary is not a "clearing corporation" (as that term is defined in Section 8-102(a)(5) of the Code).

            SECTION 9. Termination. This Agreement shall terminate, and all rights to the Collateral Accounts and all other Collateral registered to or held therein shall revert to Pledgor, upon Securities Intermediary's receipt of written notice, signed by an authorized officer of Secured Party, that the Mortgage Notes Proceeds Collateral Account Agreement has terminated.

            SECTION 10. Resignation and Removal of Securities Intermediary.

            (a) Removal. Securities Intermediary may be removed at any time by written notice given by Secured Party to Securities Intermediary and Pledgor, but such removal shall not become effective until a successor Securities Intermediary shall have been appointed by Secured Party and shall have accepted such appointment in writing.

            (b) Resignation. Securities Intermediary may resign at any time by giving not less than thirty days' written notice to Secured Party and Pledgor, but such removal shall not become effective until a successor Securities Intermediary shall have been appointed by Secured Party and shall have accepted such appointment in writing. If an instrument of acceptance by a successor Securities Intermediary shall not have been delivered to the resigning Securities Intermediary within sixty days after the giving of any such notice of resignation, the resigning Securities Intermediary may, at the expense of Pledgor, petition any court of competent jurisdiction for the appointment of a successor Securities Intermediary.

            (c) Successor Securities Intermediary. Any successor Securities Intermediary shall be a bank or trust company, having capital and surplus of at least $100 million, located in the State of New York.

            (d) Process of Succession. Upon the appointment of a successor Securities Intermediary and its acceptance of such appointment, the resigning or removed Securities Intermediary shall transfer all items of Collateral held by it to such successor (which items of Collateral shall be transferred to a new Mortgage Notes Proceeds Account established and maintained by such successor). Following such appointment all references herein to Securities Intermediary shall be deemed a reference to such successor; provided that the provisions of
Section 7 hereof shall continue to inure to the benefit of the resigning or removed Securities Intermediary with respect to any actions taken or omitted to be taken by it under this Agreement while it was Securities Intermediary hereunder.

            SECTION 11. Secured Party as Disbursement Agent. Secured Party has been appointed to act as Secured Party hereunder by Lenders pursuant to the Disbursement Agreement. Secured Party shall at all times be the same Person that is Disbursement Agent under the Disbursement Agreement. Written notice of resignation by Disbursement Agent pursuant to subsection 9.7 of the Disbursement Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Disbursement Agent pursuant to subsection 9.7 of the Disbursement Agreement shall also constitute removal as Secured Party under this Agreement; and substitution of a successor disbursement agent pursuant to subsection 9.7 of the Disbursement Agreement shall also constitute substitution of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Disbursement Agent under subsection 9.7 of the Disbursement Agreement by a successor Disbursement Agent, that successor Disbursement Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all items of Collateral held by Secured Party, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such documents and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement.

            SECTION 12. Notices. Any communications between the parties hereto or notices provided herein to be given may be given to the address of the party as set forth under such party's name on the signature pages hereof. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person,
(b) if sent by reputable overnight delivery service, (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by prepaid telex, or by telecopy with correct answer back received. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is validly transmitted if transmitted before 4 p.m., recipient's time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location by giving of no less than twenty (20) days' notice to the other parties in the manner set forth hereinabove.

            SECTION 13. Amendments; Etc. No amendment or waiver of any provision of this Agreement, or consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by the other parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

            SECTION 14. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            SECTION 15. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

            SECTION 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Securities Intermediary's Jurisdiction shall be New York.

            SECTION 17. Waiver of Jury Trial. PLEDGOR, SECURED PARTY AND SECURITIES INTERMEDIARY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Pledgor, Secured Party and Securities Intermediary each acknowledge that this waiver is a material inducement for Pledgor and Secured Party to enter into a business relationship, that Pledgor, Secured Party and Securities Intermediary have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Pledgor, Secured Party and Securities Intermediary further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

            SECTION 18. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                  [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.


                         PLEDGOR:

                             LAS VEGAS SANDS, INC.,
                             a Nevada corporation


                             By: /s/ William P. Weidner
                                 ----------------------
                                 Name:  William P. Weidner
                                 Title: President

                             Notice Address:   3355 Las Vegas Blvd South
                                               Room 1A
                                               Las Vegas, Nevada 89109

                             Facsimile Number: (702) 733-5499


                             VENETIAN CASINO RESORT, LLC,
                             a Nevada limited liability company

                             By: LAS VEGAS SANDS, INC., its managing
                             member

                                 By: /s/ William P. Weidner
                                     ---------------------
                                     Name:  William P. Weidner
                                     Title: President

                             Notice Address:   3355 Las Vegas Blvd South
                                               Room 1A
                                               Las Vegas, Nevada 89109

                             Facsimile Number: (702) 733-5499

                         SECURED PARTY:

                             THE BANK OF NOVA SCOTIA, a Canadian
                             chartered bank, as Disbursement
                             Agent under the Disbursement
                             Agreement


                             By: /s/ Alan W. Pendergast
                                 ----------------------
                                  Name:  Alan Pendergast
                                  Title: Relationship Manager


                             Notice Address:   The Bank of Nova Scotia
                                               580 California Street
                                               San Francisco, CA 94104

                             Attention:        Alan Pendergast
                                               Relationship Manager

                             Facsimile Number: (415) 397-0791

                             with a copy to:   The Bank of Nova Scotia
                                               600 Peachtree Street, N.E.
                                               Atlanta, GA 30308

                             Attention:        Marianne Velker

                             Facsimile Number: (404) 888-8998

                              SECURITIES INTERMEDIARY:
                              GOLDMAN, SACHS & CO., as Securities
                              Intermediary


                              By: /s/ David Z. Hark
                                  -----------------
                                  Title: Managing Director

                              Notice Address:   Goldman, Sachs & Co.
                                                Oliver Street Tower
                                                125 High Street, Suite 1700
                                                Boston MA  02110-2704

                              Attention:        Peter W. Grieve
                              Telephone:        (800) 343-9120
                              Facsimile Number: (617) 204-2392

                              With a copy to:   Goldman, Sachs & Co.
                                                85 Broad Street
                                                New York, NY 10022

                              Attention:        Lisa Laura Mays
                              Facsimile Number: (212) 902-3737

                              Facsimile Number:
                                                -----------------------------

                              with a copy to:

                                                                    ATTACHMENT 1

                          [FORM OF PROHIBITION NOTICE]

                          [Letterhead of Secured Party]

[date of notice]

TO:      [Securities Intermediary]

         -------------------------------

         -------------------------------

         -------------------------------
         Attn:
              --------------------------
         Facsimile no.
                      ------------------

CC:      [Pledgor]

         ---------------------

         -------------------------------

         -------------------------------

         -------------------------------
         Attn:
              --------------------------
         Facsimile no.
                      ------------------

        Re: Prohibition Notice under that Certain Mortgage Notes Proceeds Third-
            Party Account Agreement/Bank of Nova Scotia Mortgage Notes
            Proceeds Account Number 010-20498-0 ________________________________

Ladies and Gentlemen:

Pursuant to the Mortgage Notes Proceeds Third-Party Account Agreement dated November 14, 1997 ("Third-Party Account Agreement") among The Bank of Nova Scotia, as Secured Party, certain Pledgors and Securities Intermediary, we hereby give you this Prohibition Notice and notify you of the commencement of a Suspension Period. Until further notice from the undersigned substantially in the form of Attachment 2 to the Third-Party Account Agreement, [Securities Intermediary] shall not accept or follow instructions from Pledgor pursuant to
Section 4(b) of the Third-Party Account Agreement.

Capitalized terms used and not otherwise defined in this notice are used with their respective meanings in the Third-Party Account Agreement.

                                                   Yours truly,
                                                   [Secured Party]

                                                   By:
                                                       -------------------------
                                                   Its:
                                                       -------------------------


                                 ATTACHMENT 1-1

                                                                    ATTACHMENT 2

                   [FORM OF RESCISSION OF PROHIBITION NOTICE]
                          [Letterhead of Secured Party]

[date of notice]

TO:      [Securities Intermediary]

         -------------------------------

         -------------------------------

         -------------------------------
         Attn:
              --------------------------
         Facsimile no.
                      ------------------

CC:      [Pledgor]

         ---------------------

         -------------------------------

         -------------------------------

         -------------------------------
         Attn:
              --------------------------
         Facsimile no.
                      ------------------

         Re: Rescission of Prohibition Notice under that Certain Mortgage Notes
             Proceeds Third-Party Account Agreement/Bank of Nova Scotia Mortgage Notes Proceeds Account Number 010-20498-0 _________________________

Ladies and Gentlemen:

Pursuant to the Mortgage Notes Proceeds Third-Party Account Agreement dated November 14, 1997 ("Third-Party Account Agreement") among The Bank of Nova Scotia, as Secured Party, certain Pledgors and Securities Intermediary, we hereby notify you of the rescission by [Secured Party] of the Prohibition Notice dated [date of Prohibition Notice] and the end of the related Suspension Period. You are hereby instructed that, until receipt of a new Prohibition Notice, you shall accept and follow written instructions from Pledgor pursuant to Section 4(b) of the Third-Party Account Agreement.

Capitalized terms used and not otherwise defined in this notice are used with their respective meanings in the Third-Party Account Agreement.

                                                   Yours truly,
                                                   [Secured Party]

                                                   By:
                                                       -------------------------
                                                   Its:
                                                       -------------------------


                                 ATTACHMENT 2-1